Exhibit 99.1

EXCERPT FROM TRANSCRIPT OF CONFERENCE CALL
HELD BY VERSO TECHNOLOGIES, INC.
ON APRIL 12, 2005

     On a conference call held by Verso Technologies, Inc. (the “Company”) on April 12, 2005, Lew Jaffe, the Company’s President and Chief Operating Officer, made the following statements regarding the Company’s results of operations and financial condition for the quarter ended March 31, 2005:

“We like others in our sector found Q1 to be a difficult quarter. Many companies in our sector have already reported revenues down from the fourth quarter in excess of 15%. We shared with you on an earlier call that we expected to show quarter-over-quarter growth from Q4, but that did not happen. We did sell or deliver almost the value that we had expected, but we cannot take revenue credit on some of those transactions.

We received nearly $750,000 in cash for a contract that has been classified as deferred revenue. The biggest impact was a delay in customer acceptance in our largest transaction with the iMaster platform. However, this is actually good news. The tier one customer that we previously told you about has experienced more traffic on this application therefore, requiring additional licenses and hardware. This delayed the acceptance of the technology hence our inability to recognize that revenue.

The slow down in telecom spending experience in the entire sector combined with our inability to recognize certain revenue will result in reporting a down quarter for Q1. We expect revenue to come in the neighborhood of $6.5 million to $6.6 million in continued operations, down from approximately $7.7 million from Q4.

It should be noted that our management team did a great job in holding down our expenses, which helped improve our EBITDA and reduced our cash burn from the last quarter with respect to continuing operations. We will give more detail in our conference call at the end of this month.

From a cash perspective, we are expecting to report in our 10-Q a cash balance of over $16 million, which includes the previously announced $1.7 million in restricted cash. We announced earlier this quarter the renewal of our credit line with Silicon Valley Bank.”